Exhibit 99.1

AVIS BUDGET GROUP ANNOUNCES FILING

OF ITS THIRD QUARTER FORM 10-Q

PARSIPPANY, N.J., November 21, 2006 – Avis Budget Group, Inc. (NYSE: CAR) announced today that it has filed its Quarterly Report on Form 10-Q for third quarter 2006.

The Company noted that, in addition to the adjustments required in connection with the previously disclosed restatement, the Form 10-Q reflects additional correcting adjustments related to the amounts of the Travelport impairment charge recorded in second quarter 2006 and the after-tax loss incurred in connection with such sale recorded in third quarter 2006. As a result, the timing of the amounts recorded was required to be adjusted to increase the amount recorded in second quarter 2006 by $300 million, which resulted in an after-tax loss of approximately $500 million in third quarter 2006. Accordingly, the aggregate after-tax loss on the sale of Travelport was approximately $1.8 billion, which is approximately $150 million less than the previously announced $1.95 billion ($1.0 billion impairment charge recorded in second quarter 2006 and $950 million expected loss on sale for third quarter 2006). The adjustments related to the Travelport impairment charge are reflected within discontinued operations.

The Company also announced that it expects to post the 2005, 2004 and 2003 restated financial statements for Avis Budget Car Rental, LLC and its subsidiaries, the companies that operate its vehicle rental business, on its web site during the week of November 27, 2006.

About Avis Budget Group, Inc.

Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”,

“may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward looking statements are specified in Avis Budget’s 10-Q for the three months ended September 30, 2006, including under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

Media Contacts

John Barrows	Susan McGowan
(973) 496-7865	(973) 496-3916

Investor Contact

David Crowther

(973) 496-7277